Exhibit 99.1

Contact:

Robert A. Ramirez, CFO, 305-375-8005 or rramirez@thehackettgroup.com

The Hackett Group Announces Q1 Results

•	Q1 2012 revenue of $57.0 million and pro forma EPS of $0.08, both at high-end of guidance

•	Stock tender offer completed with the purchase of 11.0 million shares or 27% of shares outstanding

MIAMI, FL – May 8, 2012—The Hackett Group, Inc. (NASDAQ: HCKT), a global strategic advisory and operations improvement consulting firm, today announced its financial results for the first quarter of 2012, which ended March 30, 2012.

First quarter 2012 revenue was $57.0 million, an 8% increase from the same period in 2011. Pro forma diluted earnings per share were $0.08 for the first quarter of 2012, as compared to $0.07 for the same period in 2011. Pro forma information is provided to enhance the understanding of the Company’s financial performance and is reconciled to the Company’s GAAP information in the accompanying tables. GAAP diluted earnings per share were $0.09 for the first quarter of 2012, as compared to $0.08 in the first quarter of 2011.

At the end of the first quarter of 2012, the Company’s cash balances were $13.5 million. On March 21, 2012, the Company completed a tender offer to purchase 11.0 million shares of its common stock at a purchase price of $5.00 per share for an aggregate cost of $56.1 million, including fees and expenses. The transaction was funded using $40.0 million from a new credit facility, along with cash on hand.

“We are pleased with our operating results and with the momentum we built during the quarter,” stated Ted A. Fernandez, Chairman & CEO of The Hackett Group. “This momentum and the favorable reaction experienced from the successful execution of our recently completed stock tender offer demonstrate the confidence we have in our ability to strategically deliver value to our clients and shareholders.”

Based on the current economic outlook, the Company estimates total revenue for the second quarter of 2012 to be in the range of $58.5 million to $60.5 million, and estimates pro forma diluted earnings per share to be in the range of $0.10 to $0.12.

Other Highlights

Key Issues Study Results - 2012 Key Issues Study results from The Hackett Group charted the impact of increased volatility, globalization, and other elements of the “New Normal,” for finance, IT, and other business services functions. At an enterprise level, The Hackett Group found that companies are heavily focused on improving accuracy and timeliness of information to enable improved decision-making, and on leveraging global standards, resources, and organizational models as they struggle to “do more with less.”

Offshoring Research Update - New offshoring research from The Hackett Group found that corporations in the U.S. and Europe will move an additional 750,000 jobs in IT, finance, and other business services to India and other low-cost geographies by 2016. However, levels of additional offshoring in these areas will begin to decline by 2014, and in the next 8 to10 years the flow of jobs offshore is likely to cease, as companies simply run out of business services jobs suitable for moving to low-cost countries.

US Postal Service Collections Research—REL Consulting, a division of The Hackett Group, found that the U.S. Postal Service’s decision to eliminate next-day delivery of first-class mail could cost typical large U.S. companies up to $100 million each year by making it significantly harder to collect from customers quickly. REL also offered guidance that companies can use to address the impact of the Postal Service's change.

Strategic Alliance with the Chemical Information Service - Chemical Information Services (CIS) and The Hackett Group announced a strategic alliance which will offer CIS clients access to select Hackett research and insights. CIS is a leading provider of product and producer information to the chemical and pharmaceutical industries.

Answerthink Receives Awards from SAP - Answerthink, a division of The Hackett Group, received the Overall SAP Channel Partner of the Year Award, North America from SAP Americas. Awards were presented during the SAP North America Field Kick-Off Meeting to the top-performing SAP channel partners and SAP services partners.

On Tuesday, May 8, 2012, the senior management will discuss first quarter results in a conference call at 5:00 P.M. ET.

The number for the conference call is (800) 779-3138, [Passcode: First Quarter, Leader: Ted A. Fernandez]. For International callers, please dial (517) 308-9381.

Please dial in at least 5-10 minutes prior to start time. If you are unable to participate on the conference call, a rebroadcast will be available beginning at 8:00 P.M. ET on Tuesday, May 8, 2012 and will run through 5:00 P.M. ET on Tuesday, May 22, 2012. To access the rebroadcast, please dial (800) 947-6258. For International callers, please dial (402) 220-3482.

In addition, The Hackett Group will also be webcasting this conference call live through the StreetEvents.com service. To participate, simply visit http://www.thehackettgroup.com approximately 10 minutes prior to the start of the call and click on the conference call link provided. An online replay of the call will be available after 8:00 P.M. ET on Tuesday, May 8, 2012 and will run through 5:00 P.M. ET on Tuesday, May 22, 2012. To access the replay, visit http://www.thehackettgroup.com or http://www.streetevents.com.

About The Hackett Group, Inc.

The Hackett Group (NASDAQ: HCKT), a global strategic business advisory and operations improvement consulting firm, is a leader in best practice advisory, benchmarking, and transformation consulting services including strategy and operations, working capital management, shared services and globalization advice. Utilizing best practices and implementation insights from more than 7,000 benchmarking engagements, executives use The Hackett Group's empirically-based approach to quickly define and implement initiatives to enable world-class performance. Through its REL group, The Hackett Group offers working capital solutions focused on delivering significant cash flow improvements. Through its Archstone Consulting group, The Hackett Group offers Strategy & Operations consulting services in the Consumer and Industrial Products, Pharmaceutical, Manufacturing and Financial Services industry sectors. Through its Hackett Technology Solutions group, The Hackett Group offers business application consulting services that help maximize returns on IT investments. The Hackett Group has completed benchmark studies with over 3,000 major corporations and government agencies, including 97% of the Dow Jones Industrials, 86% of the Fortune 100, 90% of the DAX 30 and 48% of the FTSE 100.

More information on The Hackett Group is available: by phone at (770) 225-7300; by e-mail at info@thehackettgroup.com.

# # #

Book of Numbers is a trademark of The Hackett Group.

EzLifeSciences is a trademark of The Hackett Group.

SAP and all SAP logos are trademarks or registered trademarks of SAP AG in Germany and in several other countries.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risks, uncertainties and other factors that may cause The Hackett Group’s actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Factors that impact such forward-looking statements include, among others, the ability of our products, services, or offerings mentioned in this release to deliver the desired effect, our ability to effectively integrate acquisitions into our operations, our ability to retain existing business, our ability to attract additional business, our ability to effectively market and sell our product offerings and other services, the timing of projects and the potential for contract cancellations by our customers, changes in expectations regarding the business consulting and information technology industries, our ability to attract and retain skilled employees, possible changes in collections of accounts receivable due to the bankruptcy or financial difficulties of our customers, risks of competition, price and margin trends, foreign currency fluctuations, changes in general economic conditions and interest rates as well as other risks detailed in our Company's Annual Report on Form 10-K for the most recent fiscal year filed with the Securities and Exchange Commission. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Page 4 of 6 - The Hackett Group, Inc. Announces First Quarter Results

The Hackett Group, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Quarter Ended
	March 30, 2012	April 1, 2011
Revenue:
Revenue before reimbursements	$51,590	$46,957
Reimbursements	5,428	5,905

Total revenue	57,018	52,862

Costs and expenses:
Cost of service:
Personnel costs before reimbursable expenses (includes $760 and $752 of stock compensation expense in the quarters ended March 30, 2012 and April 1, 2011, respectively)	33,149	30,260
Reimbursable expenses	5,428	5,905

Total cost of service	38,577	36,165
Selling, general and administrative costs (includes $507 and $174 of stock compensation expense in the quarters ended March 30, 2012 and April 1, 2011, respectively)	14,782	13,211

Total costs and operating expenses	53,359	49,376

Income from operations	3,659	3,486
Other expense, net:
Interest income	9	1
Interest expense	(27)	—

Income before income taxes	3,641	3,487
Income taxes	108	160

Net income	$3,533	$3,327

Basic net income per common share:
Net income per common share	$0.09	$0.08
Weighted average common shares outstanding	38,524	40,406

Diluted net income per common share:
Net income per common share	$0.09	$0.08
Weighted average common and common equivalent shares outstanding	39,938	41,775

Pro forma data (1):
Income before income taxes	$3,641	$3,487
Stock compensation expense	1,267	926
Amortization of intangible assets	137	200

Pro forma income before income taxes	5,045	4,613
Pro forma income tax expense	2,018	1,845

Pro forma net income	$3,027	$2,768

Pro forma basic net income per common share	$0.08	$0.07
Weighted average common shares outstanding	38,524	40,406

Pro forma diluted net income per common share	$0.08	$0.07
Weighted average common and common equivalent shares outstanding	39,938	41,775

(1)	The Company provides pro forma earnings results (which exclude the amortization of intangible assets and stock compensation expense, and include a normalized tax rate) as a complement to results provided in accordance with Generally Accepted Accounting Principles (GAAP). These non-GAAP results are provided to enhance the overall users’ understanding of the Company’s current financial performance and its prospects for the future. The Company believes the non-GAAP results provide useful information to both management and investors by excluding certain expenses that it believes are not indicative of its core operating results. The non-GAAP measures are included to provide investors and management with an alternative method for assessing operating results in a manner that is focused on the performance of ongoing operations and to provide a more consistent basis for comparison between quarters. Further, these non-GAAP results are one of the primary indicators management uses for planning and forecasting in future periods. In addition, since the Company has historically reported non-GAAP results to the investment community, it believes the continued inclusion of non-GAAP results provides consistency in its financial reporting. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with GAAP.

Page 5 of 6 - The Hackett Group, Inc. Announces First Quarter Results

The Hackett Group, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	March 30, 2012	December 30, 2011

ASSETS
Current assets:
Cash and cash equivalents	$12,794	$32,936
Accounts receivable and unbilled revenue, net	35,195	35,209
Prepaid expenses and other current assets	9,333	9,319

Total current assets	57,322	77,464

Restricted cash	682	885
Property and equipment, net	12,022	11,696
Other assets	2,067	1,823
Goodwill, net	76,016	75,558

Total assets	$148,109	$167,426

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,423	$7,433
Accrued expenses and other liabilities	22,010	28,018
Current portion of long-term debt	4,737	—

Total current liabilities	31,170	35,451
Accrued expenses and other liabilities, non-current	1,531	1,727
Long-term debt	35,263	—

Total liabilities	67,964	37,178

Shareholders’ equity	80,145	130,248

Total liabilities and shareholders’ equity	$148,109	$167,426

Page 6 of 6 - The Hackett Group, Inc. Announces First Quarter Results

The Hackett Group, Inc.

SUPPLEMENTAL FINANCIAL DATA

(unaudited)

	Quarter Ended
	March 30, 2012	December 30, 2011	April 1, 2011
Revenue Breakdown by Group:
(in thousands)
The Hackett Group (2)	$47,124	$45,246	$42,816
ERP Solutions (3)	9,894	10,265	10,046

Total revenue	$57,018	$55,511	$52,862

Revenue Concentration:
(% of total revenue)
Top customer	5%	5%	4%
Top 5 customers	15%	16%	15%
Top 10 customers	26%	26%	26%

Key Metrics and Other Financial Data:

Total Company:
Consultant headcount	730	713	691
Total headcount	933	914	895
Days sales outstanding (DSO)	56	58	59
Cash provided by (used in) operating activities (in thousands)	$(3,833)	$16,945	$(5,243)
Depreciation (in thousands)	$614	$600	$452
Amortization (in thousands)	$137	$204	$200

The Hackett Group (in thousands):
The Hackett Group annualized revenue per professional (2)	$374	$353	$360

ERP Solutions:
ERP Solutions consultant utilization rate (3)	71%	65%	82%
ERP Solutions gross billing rate per hour (3)	$134	$139	$128

Share Repurchase Plan (4):
Shares purchased in the quarter (in thousands)	—	561	673
Cost of shares repurchased in the quarter (in thousands)	$—	$1,947	$2,412
Average price per share of shares purchased in the quarter	$—	$3.47	$3.58
Remaining authorization (in thousands)	$556	$556	$2,102

(2)	The Hackett Group encompasses Benchmarking, Business Transformation and Executive Advisory groups, and includes EPM Technologies.
(3)	Best Practice Implementation of ERP Software, which includes Oracle and SAP.
(4)	The Share Repurchase Plan information does not include 11.0 million shares purchased pursuant to the Dutch Tender Offer at $5.00 per share for a total of $55.0 million, excluding fees.